June 27, 2005



Claymore Trust
2455 Corporate West Drive
Lisle, Illinois  60532

Ladies and Gentlemen:


         We have acted as counsel to the Claymore Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Pre-Effective Amendments No. 2, No. 3 and No. 4 to the Trust's Registration Statement on Form N-1A (Registration Nos. 333-122901 and 811-21719)(collectively, the "Registration Statement"), registering an indefinite number of units of beneficial interest, par value $0.01 per share ("Shares"), in the Claymore/Fiduciary Strategic Equity Fund, a series of the Trust (the "Portfolio"), under the Securities Act of 1933, as amended (the "1933 Act").


         You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Agreement and Declaration of Trust and the Certificate of Trust, as amended, of the Trust, the Trust's Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, officers and Trustees of the Trust.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable (except as provided in Section 6.1(l) of the Trust's Agreement and Declaration of Trust).

         This opinion is rendered solely for your use in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.



                                       Very truly yours,

                                       Vedder, Price, Kaufman & Kammholz, P.C.



RJM
DBE